AMENDMENT NO. 1
TO
AMENDED AND RESTATED
BURLINGTON RESOURCES INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

The Amended and Restated Burlington Resources Inc. Executive Change in Control Severance Plan is amended, effective as of the “Effective Time” as defined in that certain Agreement and Plan of Merger dated December 12, 2005, by and among Burlington Resources Inc., ConocoPhillips and Cello Acquisition Corp., in the following respects:

Article IX is amended, effective as of January 1, 2005, by adding the following new Section 9.8:

“9.8 Compliance with IRC Section 409A. It is intended that any payments or benefits under this Plan that provide for a deferral of compensation subject to Section 409A of the Code shall comply with the requirements of Section 409A of the Code and any regulations, guidance and transitional rules issued thereunder, and this Plan shall be interpreted and operated consistently with that intent. If the Company determines, following the issuance of final regulations, that any payments or benefits under this Plan would constitute a deferral of compensation which is subject to but which does not comply with the requirements of Section 409A of the Code, the Company shall amend the Plan to the extent (but only to the extent) it deems necessary (including retroactively) in order to preserve compliance with the requirements of said Section 409A; provided, however, that any such amendment shall be made in a manner that preserves the economic value of the affected payments and benefits to the Participant.”